Exhibit 99

            Dillard's, Inc. Reports November Sales Results


    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Dec. 6, 2007--Dillard's, Inc. (NYSE: DDS) ("Dillard's" or the "Company") announced today that sales for the four weeks ended December 1, 2007 were $559,272,000 compared to sales for the four weeks ended November 25, 2006 of $550,052,000. Total sales for the four-week period increased 2%. Sales in comparable stores increased 1% for the four-week period.

    Sales for the 43 weeks ended December 1, 2007 were $5,602,347,000 compared to sales for the 43 weeks ended November 25, 2006 of $5,788,627,000. Total sales declined 3% for the 43-week period. Sales in comparable stores declined 4% for the 43-week period.

    During the four weeks ended December 1, 2007, sales in the Central region were slightly above the Company's average sales performance for period. Sales were consistent with trend in the Western region and slightly below trend in the Eastern region.

    During the four weeks ended December 1, 2007, the sales performance trend in the juniors' and children's apparel category was significantly below trend.

    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.


    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965
             Director of Investor Relations